EXHIBIT 99.10

Eaton Vance Management
24 Federal Street
Boston, MA 02110
(617) 482-8260

                                                               November 27, 1995

Eaton Vance Municipals Trust
24 Federal Street
Boston, MA  02110

Gentlemen:

         Eaton Vance Municipals Trust (the "Trust") is a Massachusetts business trust created under a Declaration of Trust dated September 30, 1985 executed and delivered in Boston, Massachusetts and currently operating under an Amended and Restated Declaration of Trust dated January 11, 1993 (the "Declaration of Trust"). I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

         The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the interest of shareholders is divided into shares of beneficial interest without par value, and the number of shares that may be issued is unlimited. The Trustees may from time to time issue and sell or cause to be issued and sold shares for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

         By votes duly adopted, the Trustees of the Trust have authorized the issuance of shares of beneficial interest, without par value. The Trust intends to register under the Securities Act of 1933, as amended, 33,613,047 of its shares of beneficial interest with Post-Effective Amendment No. 58 to its Registration Statement on Form N-1A (the "Amendment") with the Securities and Exchange Commission.

         I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion, including the Declaration of Trust and votes adopted by the Trustees. Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

         1. The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of The Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of The Commonwealth of Massachusetts.

         2. Shares of beneficial interest registered by the Amendment may be legally and validly issued in accordance with the Declaration of Trust upon receipt by the Trust of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

         I am a member of the Massachusetts and New York bars, and I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit thereto.

                                        Very truly yours,


                                        /s/H. Day Brigham, Jr.
                                        ________________________________________
                                        H. Day Brigham, Jr., Esq.
                                        Vice President, Eaton Vance Management
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